Exhibit 10.1
MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.
222 North LaSalle Street
Chicago, IL 60601
June 30, 2007
Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, TX 75234

Attention:	Mr. William R. Estill, Chief Financial Officer
Dear Bill:
     I refer to: (i) the Amended and Restated Credit Agreement dated as of November 13, 2006 (as amended to date, the “Credit Agreement”) among Collegiate Pacific Inc. (“Borrower”), Merrill Lynch Business Financial Services Inc. (the “Administrative Agent”), as Administrative Agent, as a Lender, as Sole Bookrunner and Sole Lead Arranger, and the additional Lenders from time to time party thereto and (ii) the Security Agreement dated as of June 29, 2006 (the “Security Agreement”) between the Administrative Agent, through its Merrill Lynch Capital division, and the Borrower. Capitalized terms used but not defined in this letter agreement will have the meanings respectively assigned to those terms in the Credit Agreement.
     At Borrower’s request, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this will confirm our understanding and agreement as follows:
     The Credit Agreement is hereby amended as follows:
     1. Notwithstanding anything to the contrary contained in Section 4.1(m) of the Credit Agreement (relating, among other things, to the delivery of certain operating plans, budgets and financial forecasts), the items required to be delivered to the Lenders within ten (10) days prior to the conclusion of the Fiscal Year ending June 30, 2007 may be delivered to the Lenders no later than July 31, 2007.
     2. The words “fifteen (15)” set forth in Section 4.1(n) of the Credit Agreement (relating, among other things, to the delivery of Borrowing Base Certificates) are hereby deleted and the words “twenty-one (21)” are hereby added in their place.
     3. The words “fifteen (15) Business Days” set forth in Section 4.1(o) of the Credit Agreement (relating, among other things, to the delivery of certain sales information), are hereby deleted and the words “twenty-one (21) days” are hereby added in their place.

     4. The words “fifteen (15) Business Days” set forth in Section 4.1(p) of the Credit Agreement (relating, among other things, to the delivery of certain Inventory reports, Accounts agings, accounts payable agings and other reports), are hereby deleted and the words “twenty-one (21) days” are hereby added in their place.
     5. Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “Borrower will not permit the Fixed Charge Coverage Ratio at any time during any of the following periods (as of any date of calculation for the twelve (12) month period ending on such date) to be less than the ratio set forth for such period: (a) during the period from and including the date hereof to and including June 30, 2008, 1.15 to 1.00 and (b) during the period from and including July 1, 2008 and at all times thereafter, 1.20 to 1.00.”
     6. Section 7.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “Borrower will not permit the aggregate amount of Capital Expenditures during any Fiscal Year of Borrower (commencing with the fiscal year of Borrower ending June 30, 2007) to exceed $3,000,000, provided, however, that from the period from and including January 1, 2008 to and including December 31, 2008, the Borrower may incur an additional $2,000,000 of Capital Expenditures in connection with the purchase of certain computer hardware and software for Dixie Sporting Goods Co., Inc. and Kesslers Team Sports, Inc.”
     7. Page 7 of Exhibit B the Credit Agreement is hereby deleted and a new Page 7 of Exhibit B, in the form attached hereto as Annex I, is hereby inserted in its place
     8. The Borrower has advised the Administrative Agent that on or around June 30, 2007: (i) Sport Supply Group, Inc. and Tomark Sports, Inc. shall merge with and into the Borrower with the Borrower as the surviving corporation (the “Merger”) and (ii) at or about the effective time of the Merger, the Borrower will change its name to “Sport Supply Group, Inc.” (the “Name Change”). The Borrower has requested that the Administrative Agent consent to the Merger and Name Change. Notwithstanding Sections 5.7 and 5.10 of the Credit Agreement and Section 4.1 of the Security Agreement, but provided that no Event of Default or Default exists at the time of the Merger and Name Change, the Administrative Agent hereby consents to the Merger and the Name Change. The Borrower hereby covenants and agrees that it shall furnish to the Administrative Agent written notice of each of the Merger and the Name Change no later than one (1) Business Day after the occurrence of same.
     9. The parties acknowledge that the Administrative Agent is Merrill Lynch Business Financial Services Inc., and all references to “Merrill Lynch” and the “Administrative Agent” in the Credit Agreement and the other Operative Documents shall be considered to be references to Merrill Lynch Business Financial Services Inc.
     Except as amended hereby, the Operative Documents shall remain in full force and effect in accordance with their respective terms.

     This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without regard to principles of conflicts of law.
[Signature Pages Follow]

     Please confirm your agreement to this letter agreement, by signing this letter below where indicated and returning it by email to brian_talty@ml.com and by returning the original by mail.
Very truly yours,
MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as
Administrative Agent and as a Lender

By:	/s/ Brian Talty
Brian Talty, Vice President

Consented to and Agreed:

BANK OF AMERICA, N.A.

By:	/s/ Charles Dale

Name: Charles Dale
Title: Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Jay W. Denny

Name: Jay W. Denny
Title: Senior Vice President

COLLEGIATE PACIFIC INC.

By:	/s/ Adam Blumenfeld

Name: Adam Blumenfeld
Title: CEO

SPORT SUPPLY GROUP, INC.

By:	/s/ Terrence M. Babilla

Name: Terrence M. Babilla
Title: President

TOMARK SPORTS, INC.

By:	/s/ Adam Blumenfeld

Name: Adam Blumenfeld
Title: CEO

KESSLERS TEAM SPORTS, INC.

By:	/s/ Adam Blumenfeld

Name: Adam Blumenfeld
Title: CEO

DIXIE SPORTING GOODS CO., INC.

By:	/s/ Adam Blumenfeld

Name: Adam Blumenfeld
Title: CEO

ANNEX I
CAPITAL EXPENDITURES
(SECTION 7.3)

Capital Expenditures for the applicable measurement period (the “Defined Period”) are defined as follows:	$

Amount capitalized during the Defined Period by Borrower and its Consolidated Subsidiaries as capital expenditures for property, plant, and equipment or similar fixed asset accounts, including any such expenditures by way of acquisition of a Person or by way of assumption of Debt or other obligations, to the extent reflected as plant, property and equipment, but in each case excluding the effect of any Section 5.8(b) Permitted Acquisition or Section 5.8(c) Permitted Acquisition

Plus:	deposits made in the Defined Period in connection with property, plant, and equipment; less deposits of a prior period included above

Less:	Net Cash Proceeds of Asset Dispositions received during the Defined Period which (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Proceeds of Property Insurance Policies received during the Defined Period which (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Additional Capital Expenditures for the period of January 1, 2008 to December 31, 2008 pursuant to Section 7.3 of the Credit Agreement	$

Capital Expenditures	$

Permitted Capital Expenditures	$

In Compliance		Yes/No
Exhibit B – Page 7